Exhibit 99.1

PREPARED REMARKS

Q1 2019

MAY 3, 2019

Ron Bialobrzeski — Atlantic Power Corporation — Director, Finance

Page 2:  Cautionary Note Regarding Forward-Looking Statements

Financial figures that are presented in this document and the presentation are stated in U.S. dollars and are approximate unless otherwise noted.

Management’s prepared remarks presented in this document include forward-looking statements. As discussed on page 2 of the accompanying presentation, these statements are not guarantees of future performance and involve certain risks and uncertainties that are more fully described in our various securities filings. Actual results may differ materially from such forward-looking statements. Please see Atlantic Power Corporation’s Safe Harbor statement, presented on page 2 of the accompanying presentation, which can be found in the Investor Relations section of our website.

In addition, the financial results in the Company’s press release and the presentation include both GAAP and non-GAAP measures, including Project Adjusted EBITDA. For reconciliations of this measure to the most directly comparable GAAP financial measure to the extent that they are available without unreasonable effort, please refer to the press release, the Appendix of the presentation or our quarterly report on Form 10-Q, all of which are available on our website.

For additional information, please refer to our most recent SEC filings, which can be accessed free of charge on our website, www.atlanticpower.com, and on EDGAR and SEDAR.

James J. Moore, Jr. — Atlantic Power Corporation — President & CEO

Page 4:  Q1 2019 Snapshot

We got off to a solid start to the year:

1.  We are maintaining our 2019 guidance for Project Adjusted EBITDA and our expectation for operating cash flow.

2.  We are on a path to pay off another $52 million of debt by year-end, in addition to the $34 million we have repaid through the end of April.

3.  Our strengthening balance sheet is on target to achieve a leverage ratio of 4 times by year-end 2019 and we are likely to continue to reduce that ratio further over the next several years at least.

4.  Standard & Poor’s recently revised our credit outlook to Positive from Stable, indicating a one-notch upgrade is possible in the next 12 months.

5.  All of the above are the result of the work we did to reduce our debt by approximately $1.2 billion since year-end 2013 and to reduce our overheads by 60% from the peak. The combination of the two has generated more than $100 million in annualized cost reductions.

6.  This year to date, we have fully utilized the NCIB on two series of our Preferred shares but we have room on the remaining series and on the common shares.

7.  As noted in our press release and prepared remarks, we are in discussions for a new long-term PPA for our Williams Lake project.

8.  We are actively reviewing potential acquisitions beyond the Koma Kulshan hydro and two South Carolina biomass projects previously announced.

9.  As discussed previously and in the annual letter to shareholders released earlier this week, we believe the company is now well positioned:

In downside scenarios: We have strengthened the balance sheet, improved the debt maturity profile and greatly reduced costs. We have an average remaining PPA life of six years. The contracted cash flows under those PPAs help to insulate us from market dislocations. We can continue to pay down debt using that cash flow even in a market downturn. We also have strong liquidity and thus can become active buyers if asset valuations are compelling.

In upside scenarios: If we continue to pay down debt at the present rate, we expect that we can get to net debt zero by the mid-2020s, while having some long-term PPAs that continue well beyond that period (Piedmont, Tunis, Morris, Koma, South Carolina biomass). We’d also own some assets that should have value even on a merchant basis — our larger hydros, for example, which ought to provide good inflation hedges even post the end of their PPA lives. Our biomass fleet is well contracted for the long term. Some of our gas plants post-PPA are a good option on power prices recovering post-PTC, post-ITC, if storage economics disappoint or if there is a demand for more reliable generation or lower-cost generation than wind and solar. We have owned wind and solar as well and at the right price we would buy again.

If we can firm up our back-end EBITDA in a recovering power market, or if we can do more acquisitions of cigar butt assets at reasonable prices, then our ability to reduce debt combined with a longer or firmer EBITDA profile ought to move our equity value up significantly. It will take years for us to execute on those things, so our shares require owners with the ability to do time arbitrage for a number of years or to view the shares as a long-dated option. We try to run the company as if we were private — we have an invested management with a long-term orientation. Quarterly results are not our focus. We are focused on intrinsic value per share. We are willing to be patient and grind on debt and re-contracting opportunities and, when compelling, to move with speed and scale to acquire assets.

Dan Rorabaugh — Atlantic Power Corporation — SVP Operations

Page 5:  Q1 2019 Operational Performance

Safety

As I noted on our fourth quarter call, we had four recordable injuries in 2018, and three in the first four months of this year. As a result, our total recordable incident rates (TRIR) for 2018 and the year to date 2019, as shown in the chart on page 5, are higher than the levels of the previous two years. Although all of these injuries were relatively minor — hand cuts, muscle strains, pinched finger, slip on the ice — and none resulted in lost time from work, we take all injuries very seriously and are committed to better performance. To that end, we had a companywide Safety Stand Down in March, in order to review the importance of taking a proactive approach to safety and to reiterate our commitment to ongoing safety education and training. We also formed a Corporate Safety Committee, which includes three of our executive officers, including Jim Moore and me.

Generation

Turning to our operating results, generation increased 4.6% in the first quarter of 2019, primarily because of higher dispatch at Frederickson and Manchief. Generation at Curtis Palmer increased 21% from the year-ago period due to above-average water flows. These positive variances were partially offset by lower generation from the San Diego projects, which were shut down on February 7, 2018 due to early termination of their PPAs; lower generation at Chambers, mostly in January, because the cold temperatures and favorable merchant prices that occurred in 2018 did not recur; and lower generation at Mamquam, due to lower water flows.

Availability

Our availability factor in the first quarter of 2019 decreased slightly to 97.9% from 98.3% in the first quarter of 2018. Mamquam declined due to a maintenance outage in the current prior period.  Oxnard also declined due to an unplanned gas turbine repair. Although not a factor in the year-over-year comparison, Nipigon and Tunis were each 100% available under the terms of their respective contracts in the first three months of 2019, which slightly increased the weighted average availability of the fleet for the year.

Page 6:  Operations Update

Nipigon

As we’ve discussed on previous quarterly calls, we returned Nipigon to service in November 2018 under a long-term enhanced dispatch contract (LTEDC) with the Ontario Independent Electricity System Operator (IESO). Nipigon now operates as a flexible plant, running only when needed and when it is economic to operate.

In contrast to Tunis, we did not need to perform any overhauls of Nipigon’s major equipment prior to its return to service, although we plan to upgrade the plant’s gas turbine control system, which will enable remote simple cycle operation, as well as its protection system, late in the third quarter of this year, pending IESO approval. The cost, which will be expensed, is not significant and is already incorporated in our outlook.

Decommissioning of San Diego Sites

Since our previous quarterly call, we have made additional progress with the Navy in defining the scope of work to be performed in decommissioning each of the three San Diego plant sites. We are continuing to work with SDG&E on issues affecting schedule. Once agreement is reached on scope and schedule, we expect to solicit final bids from contractors for the work. Based on current cost estimates, we estimate that decommissioning will require a cash outlay of approximately $5 million, most of which would be incurred this year, depending on the final schedule. To date, we have realized $1.7 million of salvage proceeds, most of which was received in January 2019. The net outlay is thus expected to be approximately $3.5 million. Outlays in the first quarter of 2019 were less than $100 thousand. We also have repurposed valuable assets elsewhere in the fleet where possible.

Cost Focus

Next I’ll provide an update on our program to improve our operation and maintenance performance.

One of the areas that we’ve been focused on is avoiding equipment issues that result in unplanned outages. To that end, we have installed predictive analytic software (PRiSM) at six plants over the past two years. To date, the system has had 18 good “catches” (potential equipment problems that were avoided).

Our engineering team has also been focused on developing and implementing major equipment performance monitoring systems in order to improve decision-making with respect to the need for or timing of a maintenance outage. The monitoring systems also allow us to track thermal efficiency (heat rate) and identify and correct problems. In 2018, all of our gas plants were able to maintain their heat rates at the same level as in 2017, despite natural run time degradation.

As I’ve noted on previous quarterly conference calls, last year we undertook a benchmarking of our thermal (non-hydro) plants. Our plan for 2019 is to continue analyzing the findings and implementing the recommendations, where feasible, to reduce downtime and improve efficiency. We also expect to pursue cost reduction opportunities at an initial group of projects, in areas such as maintenance practices and overtime. Although the potential savings are modest compared to our total non-fuel operation and maintenance budget, we believe they can be achieved with no incremental capital investment. In addition, we’ll be undertaking a benchmarking of our hydro projects and the biomass projects we’ll be acquiring later this year, with a goal of driving further improvements to our cost structure as we add and integrate new projects into our fleet.

Joseph E. Cofelice — Atlantic Power Corporation — EVP Commercial Development

Page 6:  Commercial Update

Williams Lake

My remarks this quarter will focus on developments affecting our Williams Lake biomass project in British Columbia. On our previous call in early March, we discussed a report issued by the BC Ministry of Energy, Mines and Petroleum Resources that has positive implications for biomass re-contracting in the province. There have been several positive developments since then:

•                  We have begun discussions with BC Hydro on a potential longer-term contract for Williams Lake.

•                  The provincial government issued a directive to the BC Utilities Commission (BCUC) to approve the recovery in rates of costs incurred by BC Hydro in conjunction with any new biomass contracts that become effective as a result of negotiations entered into following issuance of the report. We view this as a positive development that could expedite regulatory approval of any new contracts.

•                  BC Hydro exercised its option to extend the existing short-term contract by three months, to September 30, which we believe was done to ensure continuing operation of the facility while negotiations on a new contract are ongoing.

•                  The BCUC recently issued a revised schedule pertaining to regulatory review of the short-term contract, providing for additional arguments and responses through May 8.

•                  We received a favorable ruling from the Environmental Appeal Board on the amended air permit for the Williams Lake air permit.

You may recall that we sought to amend the air permit to burn rail ties for up to 50% of the fuel mix. This was approved in September 2016, but was then appealed. The Environmental Appeal Board modified the amendment to a 35% annual limit and imposed a daily limit of 50%.

We haven’t yet determined whether we will proceed with the fuel shredder investment that would be required if we decided to burn rail ties as a significant portion of the fuel mix. We will make a decision at a later date, depending on whether we execute a new long-term PPA with BC Hydro, the economics of the shredder investment, and the adequacy and cost of conventional fuel supply. Importantly, though, we view the Board’s ruling on the permit amendment as preserving our option to incorporate an increased amount of rail ties in the project’s fuel mix.

South Carolina Biomass Acquisition

Our acquisition of two 20 megawatt biomass plants in South Carolina from EDF Renewables for $13 million is on track to close late in the third quarter or fourth quarter of this year. Both plants have long-term PPAs running through late 2043. We are using the long closing period to ensure a smooth transition once the acquisition closes, and to be in a position to quickly implement initiatives similar to those we have undertaken at our own biomass projects over the past few years.

Following on our agreement to acquire two South Carolina plants from EDF, we continue to pursue the acquisition of other biomass projects in operation. We hope to have more to say on this effort in the near future.

Terry Ronan — Atlantic Power Corporation — EVP & CFO

Page 7:  Q1 2019 Financial Highlights

Financial results.  Project Adjusted EBITDA and cash provided by operating activities for the first quarter of 2019 exceeded our expectations, although this was primarily due to higher water flows at Curtis Palmer and the timing of certain cash receipts. Part or all of this benefit may reverse over the course of the year. We have maintained our 2019 Project Adjusted EBITDA guidance of $175 million to $190 million and our estimate of 2019 operating cash flow, excluding changes in working capital, of $100 million to $115 million.

Balance sheet and maturity profile.  We repaid $15.8 million of term loan and project debt during the first quarter, as expected, and ended the quarter with a consolidated leverage ratio of 4.5 times, unchanged from the year-end 2018 level. In April, we redeemed our remaining Cdn$24.7 million Series D convertible debentures at par plus accrued interest. These had been scheduled to mature in December 2019. The total outlay was US$18.9 million and we used discretionary cash.

Capital allocation.  During the first quarter of 2019, we used a portion of our discretionary cash to repurchase approximately 654 thousand preferred shares at average after-tax cash yields of approximately 11%. We also repurchased a modest number of common shares at a significant discount to our estimates of intrinsic value per share.

I’ll review each of these highlights in more detail on the following pages.

Page 8:  Q1 2019 Project Adjusted EBITDA bridge

Project Adjusted EBITDA for the first quarter of 2019 increased slightly to $53.7 million from $53.4 million in the first quarter of 2018. This result was better than our expectation primarily because Curtis Palmer benefited from water flows that were well above average, driving increased generation (+32% vs. the long-term average and +21% vs. the first quarter of 2018). As a result, Curtis Palmer EBITDA increased $2.7 million from the year-ago period.

The other significant drivers of the EBITDA result were generally in line with our expectations. On the positive side, Tunis increased $3.5 million as a result of starting up in October 2018 under a new 15-year PPA, in contrast to the first quarter of 2018 in which we incurred significant maintenance expense to prepare the plant for start-up. In addition, Orlando benefited from a contractual rate escalation and higher generation, and Frederickson and Manchief benefited from higher dispatch.

On the negative side, EBITDA from Williams Lake declined $5.1 million due to the less favorable economics under the short-term PPA extension that became effective April 2, 2018; the PPAs for the three San Diego projects were terminated early (March 1, 2018); Chambers had lower generation levels, and Mamquam experienced lower water flows (- 6% vs. the long-term average and - 23% vs. the first quarter of 2018).

Page 9:  Operating Cash Flow and Uses of Cash

First Quarter 2019

Cash provided by operating activities was $29.2 million in the first quarter of 2019, a decrease of $21.1 million from $50.3 million in the first quarter of 2018. Approximately $22.7 million of the decrease was attributable to changes in working capital. In 2018, working capital was significantly favorable to cash flow primarily due to an $18.3 million release of working capital by Kapuskasing, North Bay and the three San Diego projects when they ceased operation. In 2019, the impact of working capital changes on cash flow, though positive, was significantly less.

The impact on cash flow of other factors was less significant — Project Adjusted EBITDA increased $0.4 million in 2019, as previously noted; interest payments and cash taxes were $0.6 million lower in 2019, and distributions from unconsolidated affiliates were $0.8 million lower in 2019.

Overall the first quarter 2019 operating cash flow of $29.2 million exceeded our expectations primarily due to stronger results from Curtis Palmer, the timing of revenue receipts at several projects, the timing of maintenance and capex projects at several other projects and the delay in decommissioning outlays for the San Diego projects. We expect that some or even all of this could reverse over the course of the year.

During the quarter, we used operating cash flow to repay $15 million of our term loan and to amortize $0.8 million of project debt. We also paid $1.9 million of dividends on our preferred shares.

Page 10:  Liquidity

At March 31, 2019, we had liquidity of $197.9 million, including $74.8 million of unrestricted cash. Cash increased by $6.5 million from the year-end 2018 level, while our revolver availability was unchanged at $123.1 million. During the quarter we generated discretionary cash flow (after debt repayment, preferred dividends and capital expenditures) of $11.2 million. We also received $1.5 million of asset sale proceeds related to the decommissioning of our San Diego projects. We used $7.8 million for repurchases under our NCIB during the quarter. After holding aside $7 million for working capital purposes, we had about $40 million of discretionary cash remaining at the parent at March 31.

The NCIB repurchases during the quarter were predominantly of preferred shares. We repurchased and canceled approximately 654 thousand preferred shares at a total cost of Cdn$10.2 million, or US$7.7 million equivalent. The average discount to par was 38% and the implied after-tax yield on these repurchases was approximately 11% on average. Our repurchases to date put us at the 10% limit with respect to the Series 1 and Series 3 preferred shares under the NCIB. We also repurchased approximately 44 thousand common shares at an average price of $2.15/share.

Page 11:  Debt Repayment Profile

In April 2019, we used approximately $18.9 million of our discretionary cash to redeem at par plus accrued interest all remaining 6.00% Series D Convertible Debentures, which otherwise would have matured in December 2019. With the redemption of the Series D, we now have no bullet maturities in 2019, 2020 or 2021.

As shown on page 11, we expect to repay a significant amount of debt over the next five years,   all of it term loan and project debt, which is typically amortized from operating cash flow. There are two bullet maturities during this period — our corporate revolver has an April 2022 maturity, but has no borrowings outstanding; and our term loan has an April 2023 maturity, with an expected remaining principal at that time of $125 million. Options available to us with respect to the $125 million include repayment at maturity using cash, an extension of the maturity date or a refinancing prior to maturity. Given the debt levels we foresee at that time, we believe that a refinancing is a feasible option. For purposes of this chart and the following one on page 12, we have assumed a refinancing of the $125 million prior to maturity.

Page 12:  Projected Debt Balances

During the first quarter of 2019, we repaid $15 million of term loan and $0.8 million of project debt and ended the quarter with a consolidated leverage ratio of 4.5 times, unchanged from the year-end 2018 level. We expect our consolidated leverage ratio to decline to approximately 4 times by year end 2019 as we repay a total of $86 million of consolidated debt this year, move below four times in 2020 and to continue to decline thereafter.

Page 12 shows the impact of continued debt repayment on our debt balances, projected through year end 2023. Our current debt balance, reflecting the April 2019 redemption of the Series D convertible debentures, is approximately $742 million. Assuming refinancing of the $125 million remaining principal prior to its April 2023 maturity, our debt at year-end 2023 would be reduced by approximately half to $374 million, which would consist of the $125 million refinanced term loan, the Cdn$210 million (US$157 million equivalent) Medium-Term Notes (with a 2036 maturity), the Cdn$115 million (US$86 million equivalent) Series E convertible debenture (2025 maturity), and $6 million of Cadillac project debt (also a 2025 maturity).

We expect this substantial debt repayment over the next several years to generate significant interest cost savings that would mitigate a portion of the impact of lower Project Adjusted

EBITDA (from PPA expirations, or extensions on less favorable terms) on our operating cash flow.

Interest Costs

We continue to manage our exposure to increases in market interest rates. At March 31, 2019, approximately 95% of our debt carried either a fixed rate or a variable rate that has been fixed through interest rate swaps. Through December 2019, approximately 92% of our debt is either fixed rate or swapped, and through June 2020, approximately 83%. Our exposure to a 100 basis point change in LIBOR is $393 thousand over the next 12 months.

Credit Ratings

In March 2019, S&P Global Ratings affirmed our B+ rating and revised our credit outlook from Stable to Positive. S&P cited our continuing deleveraging trend, supported by our predictable contracted cash flows, and the pending acquisition of contracted biomass plants that will help to mitigate some re-contracting risk.

Page 13:  2019 Guidance

Project Adjusted EBITDA

We have not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses. These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

We are reaffirming our 2019 Project Adjusted EBITDA guidance of $175 million to $190 million. Although first quarter 2019 results were above expectations, this was primarily due to higher water flows and generation levels at Curtis Palmer. Our guidance assumes average water conditions. The Project Adjusted EBITDA guidance bridge shown on page 13 is unchanged from our fourth quarter 2018 presentation, when we initiated 2019 guidance. The most significant year-over-year changes affecting 2019 are as follows:

Williams Lake.  Margins are lower under the short-term PPA extension, which is scheduled to expire on September 30. Our guidance does not assume a new contract, although we have begun discussions with BC Hydro on a potential longer-term contract.

Tunis.  Last year we incurred $4 million of maintenance expense prior to start-up of the project under the new 15-year PPA in October. Our expected run-rate EBITDA under the PPA is $2 million to $2.5 million.

Manchief.  We did a major overhaul of one of the gas turbines in the second quarter of 2018, although the impact was partially offset by higher dispatch for the year. We are projecting an increase of $5 million in Project Adjusted EBITDA this year, mostly in the second quarter.

Other.  On the positive side, Frederickson should benefit from lower maintenance expense this year. The San Diego projects had negative EBITDA in 2018 but this should be reduced and ultimately go to zero once the decommissioning is completed. We expect modestly negative comparisons at Mamquam (above-average water flows in 2018), Morris (maintenance expense) and Chambers.

On balance the positive and negative variances in 2019 are close to offsetting. Thus, the midpoint of our 2019 Project Adjusted EBITDA guidance is in line with the 2018 actual level. However, we expect variability with respect to quarterly comparisons. We expect second quarter 2019 results to be higher than a year ago, primarily because of the Manchief gas turbine overhaul in the second quarter of 2018. Fourth quarter 2019 results are expected to be lower than the previous year, based on (1) an assumed return to average water flows for Curtis Palmer (they were above average in the 2018 period), and (2) an assumed shutdown of Williams Lake plant at the end of September, which may not occur if we are successful in executing a new long-term contract.

Page 14:  2019 Cash provided by operating activities and planned capital allocation

We continue to estimate 2019 cash provided by operating activities in the range of $100 million to $115 million, as shown on page 14. As is our practice, this estimate assumes the impact of changes in working capital on cash flow is nil. Keep in mind that 2018 operating cash flow of $137.5 million included a $21 million benefit driven by the release of working capital from projects at which PPAs expired in 2017 and 2018. Adjusting for that factor, the expected decline in 2019 operating cash flow, about $9 million at the midpoint of our estimate, is modest and is primarily attributable to $5.2 million of project debt amortization at our Chambers equity method project after none in 2018, and $5 million of expected outlays for decommissioning of the San Diego projects.

Our principal planned uses of operating cash flow in 2019 include $65 million amortization of our term loan; $3.1 million of project debt amortization; $8 million of dividends on our preferred shares; and an estimated $1.2 million of capital expenditures. Note that in 2019, our expected term loan and project debt repayments are approximately $32 million lower than in 2018. Thus, we expect to have discretionary cash flow available for other purposes, in addition to our strong liquidity. Through April, we have allocated $7.8 million to the repurchase of preferred and common shares under the NCIB and $18.5 million (US$ equivalent) to the redemption of the Series D convertible debentures ($18.9 million including accrued interest). We have also committed another $10.4 million to fund the remaining purchase price for the acquisition of two contracted biomass plants in South Carolina later this year.

Any additional investments or acquisitions or security repurchases would represent additional uses of cash this year.

Non-GAAP Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies.  Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies.  The most directly comparable GAAP measure is Project income (loss).  Project Adjusted EBITDA is defined as project income (loss) plus interest, taxes, depreciation, amortization (including non-cash impairment charges), and changes in the fair value of derivative instruments.  Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors.  A reconciliation of Project Adjusted EBITDA to Project income and to Net income on a consolidated basis is provided in Table 1 below.

Atlantic Power Corporation

Table 1 - Reconciliation of Net Income to Project Adjusted EBITDA

(in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2019	2018
Net income attributable to Atlantic Power Corporation	$8.9	$15.9
Net loss attributable to preferred share dividends of a subsidiary company	(6.5)	(1.7)
Net income	$2.4	$14.2
Income tax expense	0.6	3.2
Income from operations before income taxes	3.0	17.4
Administration	6.8	6.0
Interest expense, net	11.1	15.1
Foreign exchange loss (gain)	5.0	(8.2)
Other expense (income), net	4.7	(2.0)
Project income	$30.6	$28.3

Reconciliation to Project Adjusted EBITDA
Depreciation and amortization	$20.2	$27.9
Interest, net	0.7	1.0
Change in the fair value of derivative instruments	2.4	(3.8)
Other income, net	(0.2)	—
Project Adjusted EBITDA	$53.7	$53.4